Exhibit 99.1

Atlantic Power Corporation Releases Third Quarter 2020 Results

Third Quarter 2020 Financial Results

•	Net income attributable to Atlantic Power of $16.2 million or $0.15 per diluted share, which increased from net income of $12.6 million or $0.10 per diluted share in Q3 2019; results in the 2020 period included a $6.2 million insurance gain at Cadillac
•	Cash from operating activities of $27.8 million decreased from $36.4 million in Q3 2019, mostly due to an unfavorable change in working capital
•	Project Adjusted EBITDA of $49.5 million increased slightly from $48.9 million in Q3 2019; the 2020 result included a $6.2 million insurance gain at Cadillac
•	Repaid $19.8 million of term loan and project debt and achieved a consolidated leverage ratio of 3.9 times, or 3.7 times net of cash; expect improvement in leverage ratio by year-end 2020
•	Liquidity at September 30, 2020 of $132 million, including $9 million of discretionary cash, after using $5.5 million of cash for common share repurchases in July

Operational and Commercial Updates

•	To date, no material impact on operations from coronavirus pandemic
•	Continued focus on safety performance, with two OSHA recordable incidents versus seven for the comparable 2019 period
•	Curtis Palmer experienced lower water flows in Q3 2020; generation declined 21% from the comparable 2019 period and was 28% below the long-term average for Q3
•	Cadillac returned to service in August; expect to settle insurance claim and receive final payment in the amount of $10 million to $11 million before year-end
•	Williams Lake returned from contractual curtailment in August; is expected to continue operating through fall and winter; now expect 2020 Project Adjusted EBITDA to be modestly positive
•	Grayling returned to service in early November following extended outage and generator rewind
•	Executed an agreement to sell Resource Adequacy (RA) capacity from Oxnard for 2021; currently evaluating RA opportunities for 2022

Reaffirming 2020 Guidance

•	Reaffirming Project Adjusted EBITDA guidance in the range of $175 million to $190 million(1)
•	Reaffirming estimate of cash from operating activities (assuming working capital changes are nil) in the range of $100 million to $115 million

DEDHAM, MASSACHUSETTS – November 9, 2020 – Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2020.

“Financial results for the third quarter keep us on track to achieve our 2020 guidance, despite continued lower water flows at Curtis Palmer,” said James J. Moore, Jr., President and Chief Executive Officer of Atlantic Power Corporation. “We continued to strengthen our balance sheet, repaying $19.8 million of debt during the third quarter and $61 million year to date. On the operations front, we returned our Williams Lake plant to service in August and are seeing some improvement in fuel availability. Our Cadillac plant has been operating well, and we expect to settle our insurance claim shortly. On the commercial front, we now expect another short-term extension of our Calstock Power Purchase Agreement and are exploring contracting opportunities for Oxnard for 2022.”

(1) The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

Financial Review of the Three Months Ended September 30, 2020

Impact of Cadillac Insurance Recovery

Following a fire at Cadillac in September 2019, the Company undertook reconstruction of the plant, which was completed in late July 2020. The plant was re-commissioned, tested and returned to service on August 20, 2020. The Company had established a $24.8 million insurance receivable in 2019. Business interruption losses were not included in the receivable and are accounted for as a gain contingency. As insurance recoveries have been received in payment of claims related to the incident, the receivable has been reduced. In the third quarter of 2020, the Company received another $7.0 million of insurance recovery, bringing the total amount received to $31.0 million. Accordingly, in the third quarter of 2020, the Company reduced the receivable to zero and recorded a $6.2 million gain, representing an initial recovery of business interruption losses. The $6.2 million gain is included in Project Adjusted EBITDA and cash flows from operating activities.

The Company expects to reach a settlement of the remaining Cadillac insurance claim in the near future and receive a final payment before year-end of approximately $10 million to $11 million. A substantial majority of this amount represents recovery of business interruption losses, with the remainder allocated to recovery of property losses. Upon receipt, the Company will record the final settlement amount to income. The portion related to business interruption losses will be included in Project Adjusted EBITDA.

Approximately half of the business interruption loss recovery to be received relates to an expected reduction in capacity payments under the Cadillac Power Purchase Agreement (PPA) in 2021, due to reduced availability in 2020 during the extended outage. This amount will be included in Project Adjusted EBITDA when the cash is received in 2020. Results for the Cadillac project in 2021 are expected to be lower as a result of the reduction in capacity payments.

Atlantic Power Corporation

Table 1 - Financial Results

(in millions of U.S. dollars)

Unaudited

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Variance	2020	2019	Variance
Project revenue	$65.2	$71.1	$(5.9)	$200.3	$215.4	$(15.1)
Project income	38.0	27.9	10.1	82.3	80.1	2.2
Net income attributable to Atlantic Power Corp.	16.2	12.6	3.6	40.0	22.7	17.3
Earnings per share attributable to Atlantic Power Corp. - basic	0.18	0.12	0.06	0.41	0.21	0.20
Earnings per share attributable to Atlantic Power Corp. - diluted	0.15	0.10	0.05	0.34	0.19	0.15
Project Adjusted EBITDA	49.5	48.9	0.6	137.1	153.2	(16.1)

All amounts are in U.S. dollars and are approximate unless otherwise indicated.  Project Adjusted EBITDA is not a recognized measure under generally accepted accounting principles in the United States (“GAAP”) and does not have a standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to similar measures presented by other companies.  Please refer to "Non-GAAP Disclosures" on page 14 of this news release for an explanation and a reconciliation of “Project Adjusted EBITDA” as used in this news release to Project income (loss).

Consolidated Results

Project revenue in the third quarter of 2020 decreased by $5.9 million to $65.2 million from $71.1 million, with decreases at Oxnard, Cadillac, Piedmont and Curtis Palmer partially offset by increases at Williams Lake and at Allendale and Dorchester, which were acquired in July 2019.

Project income in the third quarter of 2020 was $38.0 million as compared to $27.9 million in the third quarter of 2019. The increase of $10.1 million was primarily attributable to a $7.0 million increase in the fair value of derivative instruments (non-cash), the $6.2 million insurance recovery of business interruption losses at Cadillac, and a $1.9 million reduction in fuel expense, primarily at Oxnard, which operated less under the current Reliability Must Run (RMR) contract than under the PPA that expired in May. These benefits to project income were partially offset by the $5.9 million decrease in revenue discussed previously.

Net income attributable to Atlantic Power Corporation in the third quarter of 2020 was $16.2 million as compared to $12.6 million in the third quarter of 2019. The increase of $3.6 million was primarily attributable to the $10.1 million increase in project income discussed previously, partially offset by a foreign exchange loss of $5.1 million as compared to a foreign exchange gain of $2.8 million in the third quarter of 2019. The foreign exchange loss was related to the revaluation of debt denominated in Canadian dollars (the Canadian dollar appreciated 2.1% from June 30, 2020 to September 30, 2020).

Earnings per diluted share in the third quarter of 2020 was $0.15 as compared to $0.10 in the third quarter of 2019. The increase was attributable to higher net income and a decrease in shares outstanding.

Project Adjusted EBITDA increased $0.6 million to $49.5 million in the third quarter of 2020 from $48.9 million in the third quarter of 2019. The 2020 result included $6.2 million of insurance recovery for business interruption losses at Cadillac. This benefit was mostly offset by reductions in EBITDA at Oxnard due to the RMR contract being less favorable than the expired PPA, at Morris due to a scheduled major maintenance outage and lower power prices, and at Curtis Palmer due to lower water flows.

Atlantic Power Corporation

Table 2 - Project Income (Loss) and Project Adjusted EBITDA by Segment

(in millions of U.S. dollars)

Unaudited

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Variance	2020	2019	Variance
Project income (loss)
Solid Fuel	$10.8	$5.4	$5.4	$4.5	$10.3	$(5.8)
Natural Gas	25.2	23.0	2.2	61.8	51.6	10.2
Hydroelectric	0.7	1.4	(0.7)	21.0	26.6	(5.6)
Corporate	1.3	(1.9)	3.2	(5.0)	(8.4)	3.4
Total	$38.0	$27.9	$10.1	$82.3	$80.1	$2.2
Project Adjusted EBITDA
Solid Fuel	$17.1	$13.2	$3.9	$23.3	$31.5	$(8.2)
Natural Gas	27.1	29.6	(2.5)	79.1	80.6	(1.5)
Hydroelectric	5.6	6.3	(0.7)	35.7	41.2	(5.5)
Corporate	(0.3)	(0.2)	(0.1)	(1.0)	(0.1)	(0.9)
Total	$49.5	$48.9	$0.6	$137.1	$153.2	$(16.1)

Segment Results

Solid Fuel

Project income increased $5.4 million, primarily due to a $6.3 million increase at Cadillac. During the quarter, the Company recorded a $6.2 million gain on recovery of business interruption losses at the project. In addition, project income increased $1.3 million at Chambers, due to lower fuel consumption, and $1.0 million at Williams Lake, which had higher generation than the comparable 2019 period despite undergoing a maintenance outage in July and the first half of August. Project income decreased by modest amounts at Piedmont, Grayling and Calstock.

Project Adjusted EBITDA increased $3.9 million, primarily due to a $5.0 million increase at Cadillac due to recovery of business interruption losses, a $1.2 million increase at Chambers due to lower fuel consumption and a $1.1 million increase at Williams Lake due to the energy purchase agreement that became effective in October 2019 and higher generation than the comparable 2019 period. These increases were partially offset by decreases of $1.1 million at Calstock, due to higher biomass fuel prices, and $1.1 million at Piedmont, due to maintenance outages.

Natural Gas

Project income increased $2.2 million, primarily due to a $4.9 million increase in the fair value of natural gas swaps at Orlando (non-cash). Project income also increased modestly at Nipigon and Manchief. These increases were partially offset by decreases in project income of $2.1 million at Morris, due to a major maintenance outage and lower power prices, and $2.0 million at Oxnard due to the RMR contract, which provides for lower capacity and energy revenues than under the PPA that expired in May.

Project Adjusted EBITDA decreased $2.5 million, primarily due to decreases of $3.0 million at Oxnard under the RMR contract that became effective in June, and $1.9 million at Morris due to a major maintenance outage and lower power prices. These decreases were partially offset by an increase of $1.6 million at Nipigon due primarily to major maintenance expense incurred in the year-ago period and favorable savings pool shared with the offtaker.

Hydroelectric

Project income decreased $0.7 million, primarily due to a $1.7 million decrease at Curtis Palmer. Generation at Curtis Palmer was 21% below the comparable 2019 level and 28% below the historical third-quarter average. This decrease was partially offset by modestly higher project income at the three other hydro projects.

Project Adjusted EBITDA decreased $0.7 million, primarily due to a $1.7 million decrease at Curtis Palmer, partially offset by modest increases at the three other hydro projects.

Corporate

Project income increased $3.2 million, primarily due to a $5.4 million increase in the fair value of interest rate swap agreements (non-cash) related to the senior secured credit facility.

Project Adjusted EBITDA of ($0.3) million did not change materially from ($0.2) million in the year-ago period.

Atlantic Power Corporation
Table 3 - Cash Flow Results
(in millions of U.S. dollars)
Unaudited

	Three months ended			Nine months ended
	September 30,			September 30,
	2020	2019	Variance	2020	2019	Variance
Net cash provided by operating activities	$27.8	$36.4	$(8.6)	$72.1	$104.5	$(32.4)
Net cash used in investing activities	(6.5)	(29.1)	22.6	(9.4)	(28.0)	18.6
Net cash used in financing activities	(26.9)	(20.3)	(6.6)	(112.4)	(87.1)	(25.3)

Cash Flow

Cash provided by operating activities of $27.8 million decreased $8.6 million from $36.4 million in the third quarter of 2019. The decrease was primarily due to an $8.0 million unfavorable change in working capital. In addition, excluding the benefit of the $6.2 million insurance recovery at Cadillac, Project Adjusted EBITDA was lower by $5.6 million. These negative factors were partially offset by the $6.2 million insurance recovery, which was included in cash provided by operating activities.

Cash used in investing activities of $6.5 million for the third quarter of 2020 decreased $22.6 million from the $29.1 million for the third quarter of 2019. Acquisitions and investments in unconsolidated affiliates decreased $28.7 million from the 2019 period, when the Company acquired ownership of or equity interests in four biomass projects. Capital expenditures increased $6.0 million as compared to the third quarter of 2019, of which $6.1 million related to the reconstruction of Cadillac. The Cadillac capital expenditures were mostly funded by insurance proceeds received in the previous quarter.

Cash used in financing activities of $26.9 million increased $6.6 million from $20.3 million in the third quarter of 2019. The majority of the increase was attributable to common share repurchases. In July 2020, the Company used $5.5 million to repurchase common shares as compared to no repurchases in the third quarter of 2019. This increase was partially offset by $1.5 million reduction in use of cash for debt repayment.

During the third quarter of 2020, the net decrease in the Company’s cash, restricted cash and cash equivalents was $5.6 million.

Liquidity, Balance Sheet and Capital Allocation

Liquidity

As shown in Table 4, the Company’s liquidity at September 30, 2020 was $132.3 million, a decrease of $7.8 million from $140.1 million at June 30, 2020. The decrease was attributable to a $7.5 million reduction in cash at the projects. During the quarter, the Company used $5.5 million in parent cash for repurchases of common shares.

Atlantic Power Corporation
Table 4 - Liquidity
(in millions of U.S. dollars)
Unaudited
	September 30, 2020	June 30, 2020
Cash and cash equivalents, parent	$15.9	$16.1
Cash and cash equivalents, projects	14.4	21.9
Total cash and cash equivalents	30.3	38.0
Revolving credit facility	180.0	180.0
Letters of credit outstanding	(78.0)	(77.9)
Availability under revolving credit facility	102.0	102.1
Total liquidity	$132.3	$140.1
Excludes restricted cash of (1) :	$2.6	$0.5

(1) Includes $1.2 million and $0.2 million at September 30, 2020 and June 30, 2020, respectively, from Cadillac insurance proceeds for use in reconstruction of the plant.

Balance Sheet

Debt Repayment

During the third quarter of 2020, the Company repaid $19.0 million of the APLP Holdings term loan and amortized $0.8 million of project-level debt at Cadillac. At September 30, 2020, the Company’s consolidated debt was $585.2 million, excluding unamortized discounts and deferred financing costs, and the Company’s consolidated leverage ratio (consolidated gross debt to trailing 12-month consolidated Adjusted EBITDA) was 3.9 times. On a net debt basis (debt net of $30.3 million of cash), the consolidated leverage ratio at September 30, 2020 was 3.7 times.

For the full year 2020, the Company expects to repay approximately $72.5 million of term loan and $3.9 million of Cadillac project debt, including $57.1 million repaid in the first nine months of 2020. In addition, the Company expects to repay $7.8 million of its share of Chambers project debt, including $3.9 million repaid in the first nine months of 2020 (all in the second quarter). (Chambers is accounted for on the equity method.) The Company expects its leverage ratio to improve by year-end 2020 as a result of continued debt repayment and anticipated higher Project Adjusted EBITDA in the fourth quarter.

Capital Allocation

In July 2020, under its normal course issuer bid (NCIB), the Company repurchased and canceled approximately 2.7 million common shares at a cost of $5.5 million, or an average price of $2.01 per share. These repurchases were previously disclosed in the Company’s second quarter 2020 financial results.

Year to date under the NCIB and a substantial issuer bid in May 2020, the Company has repurchased and canceled approximately 20.0 million common shares at a total cost of $41.6 million, or an average price of $2.04 per share.

There were no repurchases of preferred shares under the NCIB in the third quarter of 2020. Year to date, the Company has invested $6.4 million (US$ equivalent) to repurchase preferred shares at an average discount to par of 39%, all in the first quarter of this year. There have been no repurchases of convertible debentures under the NCIB year to date.

2020 Guidance

The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses. These factors, which generally do not affect cash flow, are not included in Project Adjusted EBITDA.

The Company’s guidance for 2020 Project Adjusted EBITDA, which was initially provided in February 2020, remains $175 million to $190 million. Relative to the Company’s expectations at that time, the most significant positive variance has been the expected level of insurance recoveries related to business interruption losses at Cadillac, mostly because of the portion that will be recorded this year which relates to 2021 capacity revenues. The short-term extension of the Calstock PPA and the RMR contract for Oxnard (as opposed to planned shutdowns of both plants) have been modestly favorable, and the performance of Williams Lake has been slightly better than originally anticipated. The extended maintenance outages and costs of repairs at Craven and Grayling and maintenance-related outages at Piedmont have been unfavorable relative to expectations.

The Company’s guidance assumes average water flows for Curtis Palmer and Mamquam. Year to date through September 30, water flows at Curtis Palmer have been in line with average levels, as a strong first quarter essentially offset below-average second and third quarters. However, conditions in October were below average. Mamquam water flows through October have been favorable relative to average levels.

Table 5 provides a bridge of the Company’s 2020 Project Adjusted EBITDA guidance to an estimate of 2020 Cash provided by operating activities. For purposes of providing this bridge to a cash flow measure, the impact of changes in working capital is assumed to be nil. The decline in 2020 estimated Cash provided by operating activities to a range of $100 million to $115 million from the 2019 level of $144.7 million is largely attributable to lower expected Project Adjusted EBITDA, an assumption of nil working capital (versus a benefit to cash flow in 2019), modestly higher project debt repayment at Chambers (captured in the adjustment for equity method projects) and higher decommissioning outlays for the San Diego projects (majority of the cash outlays occurring in 2020 rather than in 2019).

Atlantic Power Corporation
Table 5 - Bridge of 2020 Project Adjusted EBITDA Guidance to Cash Provided by Operating Activities
(in millions of U.S. dollars)
Unaudited
	2020 Guidance
	(Initiated 2/27/20)	2019 Actual
Project Adjusted EBITDA	$175 - $190	$196.1
Adjustment for equity method projects(1)	(8.0)	(3.5)
Corporate G&A (cash)	(23.0)	(22.4)
Cash interest payments	(36.0)	(37.6)
Cash taxes	(4.0)	(2.3)
Decommissioning (San Diego projects)	(4.0)	(1.0)
Other (including changes in working capital)	-	15.4
Cash provided by operating activities	$100 - $115	$144.7

 Note:  For the purpose of providing bridge of Project Adjusted EBITDA guidance to a cash flow measure, the impact of changes in working capital on Cash provided by operating activities is assumed to be nil in 2020 estimate.

(1) For equity method projects, represents difference between Project Adjusted EBITDA and cash distribution.

Operational Updates

Coronavirus Pandemic

With power generation deemed an essential service, to date, the coronavirus pandemic has not materially affected the Company’s ability to continue operating its plants safely and reliably. The Company continues to monitor closely the impact of the pandemic on all aspects of its business, including taking extra precautions for employees who continue to work at the Company’s plants. The Company has taken appropriate steps at its plants to ensure that health and safety guidelines are being followed, including plant sanitization. Non-essential personnel are not permitted access to the sites. The Company is monitoring fuel supply for its biomass plants (which generally have multiple suppliers including mills and other sources) to ensure that potential supply disruptions are minimized. While the pandemic did not materially affect financial results or plant operations in the nine months ended September 30, 2020, the Company is unable to predict the impact that it could have on its financial position and operating results due to numerous uncertainties.

Williams Lake

Under the terms of the Energy Purchase Agreement with BC Hydro, the plant is subject to a contractual curtailment during the months of May, June and July. The plant was taken down on April 9 and was returned to service on August 17, slightly earlier than the Company’s previous expectation. During the outage, the plant’s cooling tower was replaced and other routine maintenance was completed. Since its return to service, the plant generally has been operating at full load. The Company continues to rebuild fuel supply, and has seen a modest improvement in the availability of fuel. Williams Lake is contractually required to operate from November through February, and the Company expects that the plant will operate during that period. The Company now expects that Williams Lake will generate modestly positive Project Adjusted EBITDA in 2020, and show continued improvement in 2021.

Grayling

As reported in the Company’s second quarter 2020 financial results, the Grayling biomass plant, in which the Company has a 30% equity interest, experienced a generator failure in early July. A rewind of the generator was required and was recently completed, and the plant was returned to service on November 7. The outage and additional maintenance expense resulted in Project Adjusted EBITDA losses for Grayling of $0.4 million in the third quarter and $1.0 million in the first nine months of 2020. The Company does not expect to receive distributions from Grayling in 2020.

Decommissioning of San Diego Projects

Demolition of the Naval Training Center site in San Diego has been completed. At North Island, all above-ground structures have been removed and the concrete foundations are now being demolished. At Naval Station, all above-ground structures are in the process of being removed. All demolition work is expected to be completed by year-end 2020, subject to potential coronavirus-related delays. The Company’s estimate of the cash outlay to decommission these projects is $6.6 million, or approximately $5 million net of salvage proceeds received to date. Approximately $4 million of this is expected to be incurred to complete the work this year. These decommissioning expenditures are not included in Project Adjusted EBITDA.

Maintenance and Capex

In the third quarter of 2020, the Company incurred $7.2 million of maintenance expense and $1.4 million of capital expenditures. These figures exclude capital expenditures for repairs and replacement of equipment at Cadillac of $6.1 million. In the first nine months of 2020, maintenance expense and capital expenditures totaled $24.4 million and $2.6 million, respectively. Capital expenditures for repairs and replacement of equipment at Cadillac totaled $21.8 million, which have been covered by the Company’s insurance. For the full year 2020, the Company is projecting maintenance expense of $32.8 million and capital expenditures of approximately $4.0 million (excluding Cadillac). (All figures referenced include the Company’s proportional share of maintenance expenses and capital expenditures at equity method investments.)

Commercial Updates

Calstock (Ontario)

Earlier this year, the Calstock PPA with the Ontario Electricity Financial Corporation was extended by six months, to December 2020, in order to provide the provincial government additional time to evaluate the future role of the Calstock plant and biomass generation in the province. The Company remains engaged with the government on these issues and currently expects that an additional short-term PPA extension will be agreed upon that would provide additional time for all stakeholders to address the concerns of the region’s forestry sector and consider potential options to further extend operations at Calstock.

Oxnard (California)

Oxnard is currently operating under an RMR contract with the California Independent System Operator (CAISO) that became effective June 1, 2020 and will expire December 31, 2020. The RMR is conditioned upon the approval of the Federal Energy Regulatory Commission (FERC), which is expected by or about year-end 2020.

In September 2020, the Company announced that it had executed an RA agreement for Oxnard for 2021, under which it will provide capacity to satisfy the load obligations of a community choice aggregator. The RA agreement, which is not subject to FERC approval, provides for a fixed monthly capacity payment that is favorable to the economics of the current RMR contract. In addition, under the RA agreement, the project will have the opportunity to receive revenue from the sale of energy and ancillary services. The Company expects that Oxnard will generate modestly positive Project Adjusted EBITDA in 2021 under the RA agreement as compared to a modest EBITDA loss in 2020. The Company is currently exploring RA opportunities for Oxnard for 2022.

Financial Results by Project

A schedule of Project income, Project Adjusted EBITDA and Cash Distributions by project for the three and nine months ended September 30, 2020 and the comparable 2019 period can be found in the third quarter 2020 presentation on the Company’s website. Cash Distributions from Projects is the amount of cash distributed by the projects to the Company out of available project cash flow after all project-level operating costs, interest payments, principal repayment, capital expenditures and working capital requirements.

Supplementary Information Regarding Non-GAAP Disclosures

A discussion of non-GAAP disclosures and a schedule reconciling Project Adjusted EBITDA, a non-GAAP measure, to the comparable GAAP measure, can be found on page 14 of this release.

Investor Conference Call and Webcast

Atlantic Power’s management team will host a telephone conference call and webcast on Tuesday, November 10 at 8:00 AM ET. Management’s prepared remarks and an accompanying presentation will be available on the Conference Calls page of the Company’s website prior to the call.

Conference Call / Webcast Information:

Date: Tuesday, November 10, 2020

Start Time: 8:00 AM ET

Phone Numbers:

U.S. (Toll Free): 1-855-239-3193

Canada (Toll Free): 1-855-669-9657

International (Toll): 1-412-542-4129

Conference Access: Please request access to the Atlantic Power conference call.

Webcast: The call will be broadcast over Atlantic Power’s website at www.atlanticpower.com.

Replay / Archive Information:

Replay: Access conference call number 10149633 at the following telephone numbers:

U.S. (Toll Free): 1-877-344-7529

Canada (Toll Free): 1-855-669-9658

International (Toll): 1-412-317-0088

The replay will be available one hour after the end of the conference call through December 10, 2020 at 11:59 PM ET.

Webcast archive: The conference call will be archived on Atlantic Power’s website at www.atlanticpower.com for a period of 12 months.

About Atlantic Power

Atlantic Power is an independent power producer that owns power generation assets in eleven states in the United States and two provinces in Canada. The Company’s generation projects sell electricity and steam to investment-grade utilities and other creditworthy large customers predominantly under long-term PPAs that have expiration dates ranging from 2020 to 2043. The Company seeks to minimize its exposure to commodity prices through provisions in the contracts, fuel supply agreements and hedging arrangements. The projects are diversified by geography, fuel type, technology, dispatch profile and offtaker (customer). Approximately 75% of the projects in operation are 100% owned and directly operated and maintained by the Company. The Company has expertise in operating most fuel types, including gas, hydro, and biomass, and it owns a 40% interest in one coal project.

Atlantic Power’s shares trade on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP. For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of the Company’s financial data and other publicly filed documents are available on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under "Atlantic Power Corporation" or on the Company's website.

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Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under Canadian securities law (collectively, "forward-looking statements").

Certain statements in this news release may constitute "forward-looking statements", which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," “should,” "project," "continue," "believe," "intend," "anticipate," "expect," "estimate," "target" or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•	the impact of the coronavirus pandemic on the economy and the Company’s operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties;
•	the Company’s expectation that its designation as essential will allow it to continue to operate through the coronavirus pandemic;
•	the Company’s expectation that its leverage ratio will improve by year-end 2020;
•	the Company’s expectation that the cost of repairs and business interruption losses at its Cadillac plant following the September 2019 fire will be mostly covered by its insurance, and that the Company will settle its remaining insurance claim in the near future and receive approximately $10 million to $11 million as final payment for recovery of business interruption and property losses before year-end, which will be recorded to income in the fourth quarter of 2020;

•	the Company’s expectations with respect to Project Adjusted EBITDA for Cadillac in 2020 and 2021;
•	the Company’s expectation that it will repay $72.5 million of its term loan and $3.9 million of Cadillac project debt in 2020, and another $7.8 million of project debt at Chambers (equity-owned project) from project-level cash flow, including amounts already repaid in the first nine months of 2020;
•	the Company’s guidance for 2020 Project Adjusted EBITDA in the range of $175 million to $190 million, and its views of the underlying drivers;
•	the Company’s estimate for 2020 Cash provided by operating activities in the range of $100 million to $115 million, assuming for this purpose that changes in working capital are nil;
•	the Company’s view of fuel market conditions affecting Williams Lake and its expectation that the project will have a modest contribution to Project Adjusted EBITDA in 2020, with continued improvement in 2021;
•	the Company’s expectation that the Grayling plant will not make any distributions in 2020;
•	the Company’s estimation that cash outlays associated with the decommissioning of the three San Diego projects will total approximately $6.6 million, or approximately $5 million net of salvage proceeds, and that approximately $4 million of this will be incurred in 2020, with the work expected to be completed by year-end, subject to potential coronavirus-related delays;
•	the Company’s estimation that, in 2020, including its share of equity-owned projects, maintenance expense will total approximately $32.8 million and capital expenditures will total approximately $4.0 million (excluding capital expenditures for repairs to Cadillac);
•	the Company’s view that FERC approval for the Oxnard RMR contract will be received by or about year-end 2020;
•	the Company’s view of re-contracting opportunities for Calstock and Oxnard, and its estimates of Project Adjusted EBITDA for Oxnard in 2020 and 2021; and
•	the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under “Risk Factors” and “Forward-Looking Information” in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the “SEC”) from time to time for a detailed discussion of the risks and uncertainties affecting the Company. Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

Atlantic Power Corporation

Table 6 – Consolidated Balance Sheet

(in millions of U.S. dollars)

Unaudited

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$30.3	$74.9
Restricted cash	2.6	7.7
Accounts receivable	29.4	30.4
Insurance recovery receivable	-	13.5
Current portion of derivative instruments asset	-	0.7
Inventory	19.5	18.6
Prepayments	5.5	3.8
Income taxes receivable	2.4	1.8
Lease receivable	-	0.9
Other current assets	0.2	0.4
Total current assets	89.9	152.7
Property, plant, and equipment, net	494.8	502.1
Equity method investments in unconsolidated affiliates	91.4	96.6
Power purchase agreements and intangible assets, net	125.8	144.3
Goodwill	21.3	21.3
Operating lease right-of-use assets	4.9	6.3
Deferred income taxes	11.7	10.4
Other assets	0.6	1.9
Total assets	$840.4	$935.6
Liabilities
Current liabilities:
Accounts payable	$4.0	$8.9
Accrued interest	3.4	2.6
Other accrued liabilities	19.3	20.8
Current portion of long-term debt	91.0	76.4
Current portion of derivative instruments liability	10.6	12.0
Operating lease liabilities	2.0	2.0
Other current liabilities	0.6	0.2
Total current liabilities	130.9	122.9
Long-term debt, net of unamortized discount and deferred financing costs	399.7	473.5
Convertible debentures, net of discount and unamortized deferred financing costs	79.8	81.1
Derivative instruments liability	9.1	15.9
Deferred income taxes	25.8	23.7
Power purchase agreements and intangible liabilities, net	18.1	19.8
Asset retirement obligations, net	50.2	51.5
Operating lease liabilities	3.4	4.8
Other long-term liabilities	4.1	4.7
Total liabilities	$721.1	$797.9
Equity
Common shares, no par value, unlimited authorized shares; 89,222,568 and 108,675,294 issued and outstanding at September 30, 2020 and December 31, 2019	1,219.4	1,259.9
Accumulated other comprehensive loss	(144.7)	(140.7)
Retained deficit	(1,124.2)	(1,164.2)
Total Atlantic Power Corporation shareholders' deficit	(49.5)	(45.0)
Preferred shares issued by a subsidiary company	168.8	182.7
Total equity	119.3	137.7
Total liabilities and equity	$840.4	$935.6

Atlantic Power Corporation

Table 7 - Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Project revenue:
Energy sales	$30.3	$29.2	$102.1	$102.7
Energy capacity revenue	29.7	38.0	84.8	99.8
Other	5.2	3.9	13.4	12.9
	65.2	71.1	200.3	215.4
Project expenses:
Fuel	17.5	19.4	51.3	55.2
Operations and maintenance	21.2	19.5	64.0	54.6
Depreciation and amortization	14.5	16.2	45.3	48.5
	53.2	55.1	160.6	158.3
Project other income (loss):
Change in fair value of derivative instruments	8.1	1.1	5.6	(8.3)
Equity in earnings of unconsolidated affiliates	12.1	12.1	31.8	34.4
Interest, net	(0.4)	(0.3)	(1.0)	(0.9)
Insurance gain (loss)	6.2	(1.0)	6.2	(1.0)
Other expense, net	-	-	-	(1.2)
	26.0	11.9	42.6	23.0
Project income	38.0	27.9	82.3	80.1

Administrative and other expenses:
Administration	5.6	5.5	16.8	17.3
Interest expense, net	10.8	10.9	31.7	33.0
Foreign exchange loss (gain)	5.1	(2.8)	(6.2)	7.1
Other (income) expense, net	(3.8)	(0.2)	(2.7)	0.7
	17.7	13.4	39.6	58.1
Income from operations before income taxes	20.3	14.5	42.7	22.0
Income tax expense	2.5	0.2	5.2	2.4
Net income	17.8	14.3	37.5	19.6
Net income (loss) attributable to preferred shares of a subsidiary company	1.6	1.7	(2.5)	(3.1)
Net income attributable to Atlantic Power Corporation	$16.2	$12.6	$40.0	$22.7
Net earnings per share attributable to Atlantic Power Corporation shareholders:
Basic	$0.18	$0.12	$0.41	$0.21
Diluted	$0.15	$0.10	$0.34	$0.19
Weighted average number of common shares outstanding:
Basic	89.5	109.4	98.1	109.4
Diluted	117.8	137.8	126.4	138.3

Atlantic Power Corporation

Table 8 - Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

Unaudited

	Nine months ended
	September 30,
	2020	2019
Cash provided by operating activities:
Net income	$37.5	$19.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45.3	48.5
Share-based compensation	1.1	1.2
Other gain	-	(0.8)
Asset retirement obligations	-	1.4
Gain on disposal of fixed assets and inventory	(0.8)	(0.1)
Insurance loss	-	1.0
Equity in earnings from unconsolidated affiliates	(31.8)	(34.4)
Distributions from unconsolidated affiliates	37.3	41.4
Unrealized foreign exchange (gain) loss	(6.6)	7.3
Change in fair value of derivative instruments	(7.3)	9.8
Amortization of debt discount and deferred financing costs	4.7	5.3
Non-cash operating lease expense	1.4	1.1
Deferred income taxes	0.6	(1.8)
Change in other operating balances
Accounts receivable	1.2	4.7
Inventory	(1.0)	0.3
Prepayments and other assets	(0.4)	(0.2)
Accounts payable	(6.1)	(1.3)
Accruals and other liabilities	(3.0)	1.5
Cash provided by operating activities	72.1	104.5

Cash used in investing activities:
Investment in unconsolidated affiliate	-	(18.7)
Insurance proceeds	12.7	-
Cash paid for acquisition, net of cash received	-	(10.0)
Proceeds from sales of assets	0.9	1.6
Purchase of property, plant and equipment	(23.0)	(0.9)
Cash used in investing activities	(9.4)	(28.0)

Cash used in financing activities:
Common share repurchases	(41.6)	(0.8)
Preferred share repurchases	(6.4)	(8.0)
Repayment of corporate and project-level debt	(57.1)	(52.3)
Repayment of convertible debentures	-	(18.5)
Cash payments for vested LTIP withheld for taxes	(0.7)	(2.0)
Deferred financing costs	(1.6)	-
Dividends paid to preferred shareholders	(5.0)	(5.5)
Cash used in financing activities	(112.4)	(87.1)

Net decrease in cash, restricted cash and cash equivalents	(49.7)	(10.6)
Cash, restricted cash and cash equivalents at beginning of period	82.6	70.4
Cash, restricted cash and cash equivalents at end of period	$32.9	$59.8

Supplemental cash flow information
Interest paid	$26.6	$27.0
Income taxes paid, net	3.8	3.5
Accruals for construction in progress	1.7	0.2

Non-GAAP Disclosures

Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation and amortization, impairment charges, insurance loss (gain), other (income) expenses and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Table 9 below.

Atlantic Power Corporation
Table 9 - Reconciliation of Net Income to Project Adjusted EBITDA
(in millions of U.S. dollars)
Unaudited
	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income attributable to Atlantic Power Corporation	$16.2	$12.6	$40.0	$22.7
Net income (loss) attributable to preferred share dividends of a subsidiary company	1.6	1.7	(2.5)	(3.1)
Net income	$17.8	$14.3	$37.5	$19.6
Income tax expense	2.5	0.2	5.2	2.4
Income from operations before income taxes	20.3	14.5	42.7	22.0
Administration	5.6	5.5	16.8	17.3
Interest expense, net	10.8	10.9	31.7	33.0
Foreign exchange loss (gain)	5.1	(2.8)	(6.2)	7.1
Other (income) expense, net	(3.8)	(0.2)	(2.7)	0.7
Project income	$38.0	$27.9	$82.3	$80.1

Reconciliation to Project Adjusted EBITDA
Change in the fair value of derivative instruments	$(8.1)	$(1.0)	$(5.6)	$8.3
Depreciation and amortization	18.8	20.2	58.3	60.6
Interest, net	0.8	0.8	2.1	2.0
Insurance loss	-	1.0	-	1.0
Other project expense	-	-	-	1.2
Project Adjusted EBITDA	$49.5	$48.9	$137.1	$153.2